Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.cummins@conagra.com INVESTORS: Bayle Ellis 312-549-5958 IR@conagra.com

Conagra Brands Announces Board of Directors Change

CHICAGO, April 12, 2022 – Conagra Brands, Inc. (NYSE: CAG) today announced the departure of independent director Scott Ostfeld from its board of directors. Mr. Ostfeld, a partner of JANA Partners LLC and member of the board since February 2019, has stepped down to assume a board seat at another company in the packaged food industry. JANA continues to hold a significant investment in Conagra Brands.

“We thank Scott for his highly constructive service to the board,” said Rick Lenny, non-executive chair of the Conagra Brands board. “His talent and expertise have made a significant contribution to the success of our company and its potential for the future.”

Sean Connolly, chief executive officer of Conagra Brands, said, “Scott has been a great partner in helping create value for our shareholders. The company has benefited from his valuable perspective as a shareholder, and his deep understanding of our industry and business.”

“Having been an investor in Conagra Brands for over seven years and a director for over three, I am proud of the work Sean, Rick and the rest of the board and management team have done to reposition the company and put it on the path to delivering long-term value for shareholders,” Ostfeld said. “I am confident that with their leadership and guidance, together with the outstanding work of all of the company’s employees, Conagra can continue to build on the success of its proven brand-building and innovation playbook.”

Mr. Ostfeld’s departure from the board is effective as of April 12, 2022. With his departure, the board will be reduced from 13 members to 12.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company’s portfolio is evolving to satisfy people’s changing food preferences. Conagra’s iconic brands, such as Birds Eye®, Marie Callender’s®, Banquet®, Healthy Choice®, Slim Jim®, Reddi-wip®, and Vlasic®, as well as emerging brands, including Angie’s® BOOMCHICKAPOP®, Duke’s®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

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